SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                               September 8, 2000
                Date of Report (Date of earliest event reported)



                      SHENANDOAH TELECOMMUNCIATIONS COMPANY
             (Exact name of registrant as specified in its charter)



         Virginia                      0-9881                 54-116807
(State or other jurisdiction       (Commission              (IRS Employer
of incorporation)                   File No.)               Identification No.)



PO Box 459, Edinburg, Virginia                                     22824
(Address of principal executive offices)                         (Zip Code)



Registrant's telephone number, including area code:              540-984-4141



                                 Not Applicable
         (Former name or former address, if changed since last report.)

Item 5.      Other Events

     On September 8, 2000, Shenandoah Telecommunications Company (Shenandoah) in connection with its subsidiaries, Shenandoah Personal Communications Company and Shenandoah Mobile Company, signed a Letter of Intent to sell its GSM-based PCS network to VoiceStream Wireless Corporation and/or its affiliates and Cook Inlet/VoiceStream GSM IV PCS LLC and/or its affiliates. In addition to the network, Shenandoah also intends to sell to the same parties its two 10-MHZ PCS licenses in the Winchester, VA Basic Trading Area (BTA), and its 15-MHZ PCS license in the Harrisonburg, VA BTA. The total transaction will be valued at approximately $6.5 million.

     Shenandoah, a Sprint PCS network partner, will continue to be a CDMA-based PCS provider as part of the Sprint PCS network. Proceeds from the sale of the GSM network will be used to help fund the build-out of Shenandoah's CDMA network, currently expanding in the Harrisburg, PA market area. The Company and its subsidiaries will retain ownership of all of its presently owned tower sites, and will lease space on these towers to VoiceStream and its affiliates for the continued operation of the GSM network.

     In June 2000, the Company recorded a one-time impairment charge in anticipation of the sale of its GSM network. As a result, there are no additional material earnings impacts anticipated from the transaction. Closing of the transaction is subject to execution of a definitive agreement, regulatory approvals, and other customary closing conditions.

     This report contains forward-looking information. This information is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that might cause such differences include, but are not limited to changes in the interest environment; management's business strategy; national, regional, local market conditions; and legislative and regulatory conditions. Readers should not place undue reliance on this forward-looking information, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise this forward-looking information to reflect subsequent events or circumstances.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                SHENANDOAH TELECOMMUNICAITONS COMPANY




                                By:/s/ CHRISTOPHER E. FRENCH
                                   Christopher E. French
                                   President

Date:  September 25, 2000